Exhibit 10.7

EMPLOYMENT AGREEMENT

AGREEMENT by and between Safety-Kleen Systems, Inc., a Wisconsin corporation (the “Company”), and Frederick J. Florjancic, Jr. (the “Executive”), dated as of the 28th day of June, 2004 (the “Effective Date”).

WHEREAS, the Company has determined that it is in the best interests of the Company to employ the Executive as the President and Chief Executive Officer of the Company and Safety-Kleen Holdco, Inc. (“SK Holdco”), and Executive desires to serve the Company in that capacity pursuant to the terms set forth herein.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.             Employment Period.    The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, during the employment period which shall begin on the Effective Date and continue for two years unless earlier terminated pursuant to the terms of this Agreement (the “Employment Period”). This Agreement may be renewed, and the Employment Period thereby extended if not previously terminated pursuant to the terms hereof, by the Company upon the same terms and conditions as contained herein, upon at least sixty (60) days written notice to Executive prior to the end of the expiring term of the Employment Period.

2.             Position and Duties.    During the Employment Period, the Executive shall serve as President and Chief Executive Officer of the Company and SK Holdco and in appropriate positions in the subsidiaries and affiliates of the Company, with the duties, functions, responsibilities and authority customarily associated with such positions. During the Employment Period, the Executive will devote substantially all of his attention and time to the business and affairs of the Company, excluding any periods of vacation and sick leave to which Executive is entitled, and will not engage in any other business activities that will unreasonably interfere with the Executive’s employment pursuant to this Agreement.  During the Employment Period, Executive will be based out of the Company’s offices in Plano, Texas, and the Executive’s services shall be performed at such locations where the Company conducts business throughout North America as the needs and exigencies of the business of the Company from time to time reasonably require.  Executive will relocate from his current residence to the Plano, Texas area as soon as practical, but in any event within 15 months of the Effective Date.  The Company will reimburse Executive for any reasonable commuting expenses for up to six months from the Effective Date.

3.             Compensation.

(a)           Salary.    From the Effective Date through the end of the Employment Period, the Executive shall receive an annual base salary (the “Salary”) of $500,000, payable in accordance with the Company’s normal payroll practices for executives. Executive will receive an annual performance review on or about each anniversary of the Effective Date, and may receive a corresponding Salary increase at such time. Any new salary due to any such increase will thereafter be deemed the “Salary” for purposes of this Agreement.

(b)           Annual Bonus.  Executive will have an annual target bonus percentage of 100% of his Salary (the “Bonus”). The Bonus will be subject to the terms and conditions of the annual bonus program approved by the SK Holdco Board of Directors each year.

(c)           Options. On or about the Effective Date, Executive shall receive an award of 400,000 SK Holdco common stock options (“Options”) with a strike price of $6 per share.   The Options will have a four year vesting period. The vesting period will start on the Effective Date and 25% of the Options will thereafter vest on each anniversary of the Effective Date during the Employment Period. Such Options will be subject to SK Holdco’s Stock Option Plan and the terms of any SK Holdco Stock Option Agreement, attached hereto and incorporated herein by reference.

(d)           Other Benefits.  During the Employment Period: (i) the Executive shall be entitled to participate in the Company’s 401-k Plan, applicable fringe benefit programs and other benefit plans, policies and programs of the Company applicable to Executive as may be amended by the Company from time to time; and (ii) the Executive shall be entitled to four weeks of vacation, effective and vested immediately, and four weeks of additional vacation effective and vested as of each anniversary of the Effective Date during the Employment Period.

(e)           Programs, Procedures and Policies.  Executive will comply with and be bound by the Company’s applicable current and future programs, procedures, plans and policies, as may be amended by the Company from time to time, except to the extent such programs, procedures, plans or policies are contrary to the terms and conditions of this Agreement.

4.             Termination of Employment.

(a)           Death or Disability. In the event of the Executive’s death during the Employment Period, the Executive’s employment with the Company shall terminate automatically. In addition, the Company shall have the right to terminate the Executive’s employment because of the Executive’s Disability (as defined in the Company’s Long Term Disability Benefit Plan) during the Employment Period. A termination of the Executive’s employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 5th day after receipt of such notice by the Executive (the “Disability Effective Date”), unless the Executive returns to full-time performance of the Executive’s duties before the Disability Effective Date.

(b)           By the Company.  In addition to termination for death or Disability, the Company may terminate the Executive’s employment during the Employment Period with Cause or without Cause. For purposes of this Agreement, “Cause” means:

(i)            the willful and continued failure by Executive substantially to perform his duties with the Company (other than any such failure resulting from Disability or other causes beyond Executive’s reasonable control); or

(ii)           the willful engaging by Executive in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or

(iii)          the material failure of Executive to comply with the terms and conditions of this Agreement; in each case (i, ii, and iii) above after notice and a reasonable opportunity to cure such matter.

(c)           Voluntarily by the Executive.  The Executive may voluntarily terminate his employment at any time during the Employment Period by giving not less than 60 days prior written notice thereof to the Company.

(d)           Date of Termination.  The “Date of Termination” means the last day of the Employment Period if not otherwise terminated early pursuant to any provision of this Agreement (“End of the Term”), the date of the Executive’s death, the Disability Effective Date, the date on which the termination of the Executive’s employment by the Company with Cause or without Cause is effective, or the date on which the voluntary termination of the Executive’s employment by Executive is effective, as the case may be.

5.             Obligations of the Company on Termination. (a) If the Executive’s employment is terminated (i) due to the Company failing to renew this Agreement in accordance with its terms at least sixty (60) days prior to the End of the Term; (ii) by the Company for any reason other than the Executive’s death, Disability or Cause, or (iii) due to Executive resigning because the Company materially fails to comply with the terms and conditions of this Agreement after notice from Executive and a reasonable opportunity to cure such matter, the Company shall, upon execution by Executive of the Company’s settlement agreement and general release, pay to the Executive within 10 days after the Date of Termination, a lump-sum cash amount equal to the sum of any portion of the Salary and any other compensation earned for the period up to the Date of Termination that has not yet been paid, the cash equivalent of any accrued but unused vacation, and one year’s worth of Salary.  Further, (a) all unvested Options granted to Executive by SK Holdco that are scheduled to vest in the 12 months after the Date of Termination, will vest prorata based upon the number of days from the last vesting date to the Termination Date, divided by 365, (b) the Management Incentive Plan (“MIP”) Bonus payment for the year in which the Date of Termination occurs, will be payable to Executive when and as paid to other Company employees, and will be calculated as if Executive remained employed with the Company the entire MIP year (i.e., not prorated for length of employment in that MIP year), and (c) provided Executive elects continued health insurance coverage through COBRA, the Company will pay Executive’s monthly COBRA contributions for health insurance coverage, as may be amended from time to time, (less an amount equal to the premium contribution paid by active Company employees) during such one year period; provided, however, that if at any time Executive becomes eligible for health insurance through subsequent employment or otherwise, the Company’s health benefit obligations shall immediately cease, and the Company shall have no further obligation to make COBRA contributions on Executive’s behalf.

(b)           Cause; Voluntary Termination. If the Executive’s employment is terminated (i) due to the Executive’s death or Disability, (ii) for Cause by the Company, or (iii) by the Executive voluntarily during the Employment Period, the Company shall pay the Executive, within 10 days after the Date of Termination, a lump-sum cash amount equal to the sum of any portion of the Salary and any other compensation earned for the period up to the Date of Termination that has not yet been paid, plus the cash equivalent of any accrued but unused vacation.

(c)           In addition to the payments and benefits to which the Executive or the Executive’s estate may be entitled under Sections 5(a) and (b) above and Section 5(d) below, the Executive shall be entitled to receive any vested or other benefits to which he may be entitled pursuant to the terms and conditions of the Company’s 401-k Plan and any Company Life, Disability or Health Insurance Plan in which he may participate, and any other amounts due under this Agreement.

(d)            Change in Control.    If Executive’s employment ends due to any of the items listed in Section 5(a) after or in anticipation of a Change in Control (as defined below), instead of the amounts in Section 5(a), the Company shall, upon execution by Executive of the Company’s settlement agreement and general release, pay to the Executive within 10 days after the Date of Termination, a lump-sum cash amount equal to the sum of any portion of the Salary and any other compensation earned for the period up to the Date of Termination that has not yet been paid, the cash equivalent of any accrued but unused vacation, and two year’s Salary. Further, (a) all unvested Options granted to Executive by SK Holdco will fully vest upon such Date of Termination, (b) the MIP Bonus payment for the year in which the Date of Termination occurs, will be payable to Executive on a prorata basis when and as paid to other Company employees, and (c) provided Executive elects continued health insurance coverage through COBRA, the Company will pay Executive’s monthly COBRA contributions for health insurance coverage, as may be amended from time to time, (less an amount equal to the premium contribution paid by active Company employees) during such year period; provided, however, that if at any time Executive becomes eligible for health insurance through subsequent employment or otherwise, the Company’s health benefit obligations shall immediately cease, and the Company shall have no further obligation to make COBRA contributions on Executive’s behalf. A “Change of Control” for purposes of this Agreement means the sale, monetization or other disposition of all or substantially all (greater than 50%) of the assets of the Company or SK Holdco, or if a “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as in effect from time to time) becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as in effect from time to time), directly or indirectly, of more than 66 2/3 % of the common stock of SK Holdco having the right to vote for the election of members of the SK Holdco Board of Directors (but shall not include any initial or secondary public offering of SK Holdco stock under the 1933 Securities Act, as in effect from time to time). If Executive’s employment ends due to any of the items listed in Section 5(a) within six (6) months prior to a Change of Control, it will be deemed to be “in anticipation of a Change of Control” for purposes of this paragraph.

6.             Confidentiality and Noncompetition. Executive agrees to execute, comply with and be bound by the Non-disclosure, Non-solicitation and Non-competition Agreement attached hereto as Exhibit “A” and incorporated herein by reference. Executive will treat the terms of this Agreement as strictly confidential, and will not disclose the same to any Company employees.

7.             Successors.    (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall not assign this Agreement without the prior written consent of the Executive, which consent shall not be unreasonably withheld.

8.             Miscellaneous. (a) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)           All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Frederick J. Florjancic, Jr.
[Address on file with the Company]

If to the Company:	Safety-Kleen Systems, Inc.
5400 Legacy Drive,
Cluster II, Building 3
Plano, Texas 75024
Attention: Chief Executive Officer

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 8. Notices and communications shall be effective when actually received by the addressee.

(c)           The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(d)           Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

(e)           The Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(f)            The Executive and the Company acknowledge that this Agreement supersedes any other agreement, whether written or oral, between them concerning the subject matter hereof, including any prior employment agreement, severance agreement or plan, and change of control agreement or plan.

(g)           This Agreement may be executed in several counterparts, each of which shall be deemed an original and said counterparts shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand, and the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Frederick J. Florjancic, Jr.
Frederick J. Florjancic, Jr., Executive

SAFETY-KLEEN SYSTEMS, INC.

By:	/s/ Tom Arnst
Tom Arnst
Title: Authorized Company Signatory

T.R. Tunnell Executive Vice President and General Counsel

November 30, 2006

Frederick J. Florjancic, Jr.

President and Chief Executive Officer

Safety-Kleen Systems, Inc.

5400 Legacy Drive

Plano, TX 75024

Re:                               Amendment to Employment Agreement dated June 28, 2004, as amended (the “Employment Agreement”)

Dear Fred,

The purpose of this letter is to confirm the decision of the Human Resource and Compensation Committee to amend certain provisions of the Employment Agreement as follows:

A.	The “Employment Period” under the Employment Agreement is extended until December 31, 2009.

B.

Section 3(b) of the Employment Agreement is amended in its entirety as follows effective as of January 1, 2007 (for clarification, this amendment does not modify the Executive’s annual bonus applicable to the 2006 MIP Plan year):

3.             Compensation.

…

(b)           Annual Bonus.  Executive will have an annual bonus as a percentage of Salary (the “Bonus”) as follows:

Plan	Plan +	Plan ++
100%	200%	300%

The Bonus will be subject to the terms and conditions of the annual bonus program approved by the SK Holdco Board of Directors each year.

SAFETY-KLEEN HOLDCO, INC.

5400 LEGACY DRIVE, CII B3        PLANO, TX 75024        972-265-2000

All other terms and conditions of the Employment Agreement as amended shall remain in full force and effect.   Please acknowledge your agreement with these amendments by signing in the space provided below.

Sincerely,

/s/ T.R. Tunnell
T. R. Tunnell

Acknowledged and Agreed:

/s/ Frederick J. Florjancic, Jr.
Frederick J. Florjancic, Jr.

T. R. Tunnell Executive Vice President, Secretary & General Counsel

June 22, 2006

Frederick J. Florjancic, Jr.

President and Chief Executive Officer

Safety-Kleen Systems, Inc.

5400 Legacy Drive

Plano, TX 75024

Re:          Amendment to Employment Agreement dated June 28, 2004

Dear Fred,

As you know, the Human Resource and Compensation Committee at its meeting on March 20, 2006 agreed to amend the definition of “Change of Control” to include a change of beneficial ownership of the company of more than 50% of the common stock.  I have attached a copy of the Amended Equity Plan for your information.

The purpose of this letter is to confirm that, in order to conform your Employment Agreement to amended provision, Section 5(d) of the Employment Agreement is amended by adding the following to the end of such paragraph:

Notwithstanding the foregoing, if the definition of “Change of Control” in the Company’s Equity Plan (as amended from time to time) is more favorable to the Executive, then such definition shall be controlling for purposes of this Agreement.

All other terms and conditions of the Employment Agreement shall remain in full force and effect.   Please acknowledge this change by signing in the space provided below.

Sincerely,

/s/ T.R. Tunnell
T. R. Tunnell

Acknowledged and Agreed:

/s/ Frederick J. Florjancic, Jr.
Frederick J. Florjancic, Jr.

SAFETY-KLEEN HOLDCO, INC.

5400 LEGACY DRIVE, CII B3          PLANO, TX 75024          972-265-2000